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                                                                   Exhibit 10.19

      Change in Control Provision

      Who Is Covered?
      7 Members of the Executive Team in a two-tiered structure
      ("Participants"). (Tiering only applies with regards to definition of "Good Reason")
      1. G&A Executives ("Tier 1 Executives")
            -     CEO & President
            -     SVP - Chief Financial Officer
            -     SVP - General Counsel
      2. Operating Executives ("Tier 2 Executives")
            -     EVP - Product Development
            -     EVP - Global Sales
            -     EVP - Marketing
            -     SVP - Human Resources

What Are the Triggering Criteria?
      1. Participant terminates job as Double Trigger conditions are met
                  a.    Change in Control
                  b.    Good Reason (Constructive Termination)
      2. Or, Participant is terminated without Cause after a Change in Control

How Long Does the Protection Remain in Place?
One year after a change in control

What Are the Option Provisions?
Upon a trigger, the options accelerate in full
The Participant has 90 days to exercise after the triggering event

What is "Good Reason"/ "Constructive Termination"?
"Good Reason" or "Constructive Termination" consists of one of the three following triggers:

      1. In the case of Tier 1 executives only: removal of the Executive, without his or her consent, from his or her position at UGS (or a successor corporation) or a material diminution, without his or her consent, of the responsibilities, duties or authority attendant to such position, but excluding any change in reporting responsibilities

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            resulting from the direct or indirect control of UGS (or a successor corporation) by another corporation;

      2. A material reduction in the Participant's compensation without the Participant's consent. This includes a reduction in the Participant's compensation after a Change in control to bring the Participant's compensation in line with the compensation of his or her peers at the Acquirer; however, it does include a reduction in pay that is generally applicable to executives in comparable positions in the Company; or

      3. An involuntary relocation of the Participant's place of employment more than 50 miles from the Participant's then current place of employment.

The Participant must give the Company not less than fifteen days prior notice of intention to terminate employment for Good Reason and the deficiencies giving rise to such Good Reason. The Company will have fifteen days to cure such deficiencies.

What Is a "Change in Control"?

The definition of "Change in Control" will be the same definition as in the Stockholders Agreement for consistency. Key points of that definition are:

      1. Any consolidation or merger of the Company with or into any other corporation, or any other transaction, in which the stockholders prior to the transaction (i) own less than 50% of their economic interest as compared to pre-transaction or (ii) don't have the power to elect a majority of the Board of Directors

      2. Any transaction or series of related transactions after giving effect to which in excess of 50% of the Company's voting power is owned directly or indirectly by any Person other than Investors

      3. A sale, lease or other disposition of all or substantially all of the assets of the Company

      4. IPOs and secondary sales are excluded from the list of transactions triggering a change of control. A transaction of the type listed in
            (i), (ii) or (iii) is required for it to be a Change in Control.

What is "Cause" (as in "termination for cause")?

      1. Gross negligence or willful misconduct in the performance of duties and responsibilities

      2. Other conduct that is materially harmful to the operation, business, interests or reputation of the Company, which neglect, if susceptible

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            to cure, remains uncured after written notice specifying such neglect, misconduct or conduct